SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant        [ X ]
Filed by a Party other than the Registrant [    ]
Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for the Use of the Commission
         Only (as permitted by Rule 14a-6(e)(2))
[   ]    Definitive Proxy Statement
[ X ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 14a-12

                               V Band Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:
         (2)    Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)    Proposed maximum aggregate value of transaction:
         (5)    Total fee paid:


[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offseting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount previously paid:

         -----------------------------------------------------------------------
         (2)  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
         (3) Filing party:

         -----------------------------------------------------------------------
         (4) Date filed:

         -----------------------------------------------------------------------

[GRAPHIC-V BAND LOGO]                                         V Band Corporation
                                                                 565 Taxter Road
                                                              Elmsford, NY 10523


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS--MAY 11, 1998

To the Shareholders of V Band Corporation:

         The Annual Meeting of Shareholders of V Band Corporation (the "Company"), a New York corporation, will be held at the principal office of the Company, 565 Taxter Road, Elmsford, New York 10523, on May 11, 1998, at 10:00 a.m., for the following purposes:

     (1) To elect a Board of Directors to hold office for a term expiring upon the 1999 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified.

     (2) To approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split according to a formula described in the accompanying Proxy Statement (if approved, the outstanding shares of Common Stock will be converted into a smaller number of shares based upon the formula described in the accompanying Proxy Statement).

     (3) To approve the retention of Deloitte & Touche LLP as independent auditors for the 1998 fiscal year.

     (4) To transact such other business as may legally come before the meeting or any adjournment or adjournments thereof, although management of the Company was not aware on April 16, 1998 of any other business to be considered.

         Reference is made to the accompanying Proxy Statement for more complete information concerning the foregoing matters.

         Only shareholders of record at the close of business on April 9, 1998 are entitled to vote at the Annual Meeting.

         We look forward to seeing as many shareholders as possible at the meeting. Whether or not you expect to be present, please mark, sign and date the enclosed form of proxy and return it in the envelope provided. No postage need be added if you deposit the envelope in a mail depository in the United States.


                                              By Order of the Board of Directors

                                                               /s/Thomas E. Feil
                                                               -----------------
                                                                  Thomas E. Feil

Elmsford, New York
April 16, 1998

SHAREHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEEETING IS IMPORTANT TO THE COMPANY AND CANNOT BE TRANSACTED UNLESS A MAJORITY OF THE MOST OUTSTANDING SHARES ARE REPRESENTED.

                              [GRAPHIC-V BAND LOGO]

                                 PROXY STATEMENT

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of V Band Corporation (the "Company"), 565 Taxter Road, Elmsford, New York 10523, of proxies for use at the Annual Meeting of Shareholders to be held on May 11, 1998 and any adjournments thereof. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Company a duly executed proxy bearing a later date or by giving written notice of such revocation to the Secretary of the Company prior to the meeting. A proxy is also subject to revocation if the person executing the proxy is present at the meeting and chooses to vote in person.

         The expenses of proxy solicitation will be paid by the Company. The principal solicitation of proxies is being made by mail; however, officers and other employees of the Company may solicit proxies by telephone, telegraph or personal interview, without additional compensation therefor. Forms of proxies and proxy material will also be distributed through brokers, custodians and other like persons to the beneficial owners of Common Stock of the Company, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith.

         The Annual Report of the Company to Shareholders for the fiscal year ended October 31, 1997, including financial statements, accompanies this Proxy Statement. The proxy and this Proxy Statement, together with the Annual Report to Shareholders, are being mailed to shareholders on or about April 16, 1998.


                 DESCRIPTION OF CAPITAL STOCK AND VOTING RIGHTS

         The record date for the determination of shareholders entitled to vote at the meeting is the close of business on April 9, 1998. On that date, the Company had 5,426,591 shares of Common Stock, par value $.01 per share (the "Common Stock"), issued and outstanding. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting.

         All of the shares of Common Stock of the Company represented by valid proxies, unless otherwise specified therein or unless revoked, will be voted FOR the election of the persons nominated as directors, FOR the Amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split, FOR the approval of the retention of Deloitte & Touche LLP as the Company's independent public auditors for the 1998 fiscal year, and at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting, although as of the date of this Proxy Statement, the Company was not aware of any other business to be considered. Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted accordingly. However, if a broker or shareholder nominee limits on the proxy card the number of shares voted on a proposal or indicates that the shares represented by a proxy card are not voted on a proposal, such "non-votes" will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval.

           PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who owns beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group, as of March 31, 1998.

                                                               Number of Shares         Percentage
Name and Address                                              Beneficially Owned          of Class
----------------                                              ------------------          --------
Thomas E. Feil                                                  1,436,472 (1)(2)           26.5%
565 Taxter Road, Elmsford, NY  10523


Thomas Hughes                                                     128,733 (1)               2.4%
565 Taxter Road, Elmsford, NY  10523


Mark R. Hahn                                                       95,216 (1)               1.8%
565 Taxter Road, Elmsford, NY 10523

Luke P. La Valle, Jr.                                              22,000 (1)                 *
50 Broad Street, Suite 1609, New York, NY  10004


Thomas H. Lenagh                                                   10,000 (1)                 *
6 Greenwich Office Park, Greenwich, CT 06831


Brian S. North                                                    105,000 (1)(3)            1.9%
1400 Eleven Penn Center, Philadelphia, PA  19103


Joseph M. O'Donnell                                                22,000 (1)                 *
7900 Glades Road, Suite 500, Boca Raton, FL 33434


A. Eugene Sapp, Jr.                                                 8,000 (1)                 *
2101 West Clinton Ave., Huntsville, AL  35807


J. Stephen Vanderwoude                                             10,000 (1)                 *
2316 Young Road, Southern Pines, NC  28388


Gerald C. Walsh                                                    30,000 (1)                 *
565 Taxter Road, Elmsford, NY 10523

All directors and executive officers as a group (10 persons)    1,867,421 (1)               34.4%

---------------------
*        less than 1%

(1) Includes shares that may be acquired upon exercise of options, which are currently exercisable or are exercisable within 60 days, as follows: Mr. Hughes, 127,233 shares; Mr. Hahn, 85,334 shares; Mr. La Valle, 12,000 shares; Mr. Lenagh, 10,000 shares; Mr. North, 25,000 shares; Mr. O'Donnell, 22,000 shares; Mr. Sapp, 8,000 shares; Mr. Vanderwoude, 10,000 shares; Mr.Walsh, 30,000 shares; and all directors and executive officers as a group, 329,567shares.

(2) Excludes 80,000 shares held in an irrevocable trust for Mr. Feil's daughter, over which Mr. Feil holds no voting or investment power.

(3) Includes 80,000 shares held in an irrevocable trust for which Mr. North is a trustee. Mr. North has no economic interest in the trust. However, he shares investment and voting authority over such shares with a co-trustee.

                                         DIRECTORS AND EXECUTIVE OFFICERS


Name                                  Age      Office Held
----                                  ---      -----------
Thomas E. Feil (1)                     56      Chairman, Chief Executive Officer, Director

Thomas Hughes                          38      President, Chief Operating Officer

Mark R. Hahn (2)                       40      Vice President - Chief Financial Officer, Treasurer and Secretary

Gerald C. Walsh                        52      Senior Vice President - Sales and Operations

Luke P. La Valle, Jr. (3)(4)           56      Director

Thomas H. Lenagh (3)                   73      Director

Brian S. North (1)                     46      Director

Joseph M. O'Donnell (4)                52      Director

A. Eugene Sapp, Jr. (1)                61      Director

J. Stephen Vanderwoude (3)(4)          54      Director

-------------
(1)  Member of Stock Option Committee.

(2)  Resigned effective April 10, 1998.

(3)  Member of Audit Committee.

(4)  Member of Executive Compensation Committee.

       Thomas E. Feil has served as Chairman of the Company from April 1985 to present, as a Director since its inception and as Chief Executive Officer from April 1985 to August 1988 and from August 1993 to present. From the Company's inception until April 1985, Mr. Feil was President of the Company.

       Thomas Hughes was appointed President and Chief Operating Officer of the Company in May 1997. He has been the Chief Operating Officer of the Company since 1995 and was its Vice President of Marketing and Product Planning from 1993 to 1995. Mr. Hughes began his career with the Company in 1988 as a Staff Engineer and held various engineering management positions of increasing responsibility until his appointment as Vice President. Prior to joining the Company, he worked as a researcher at CBS Laboratories' Technology Center and a Systems Engineer at United Technologies.

       Mark R. Hahn was appointed Vice President and Chief Financial Officer of the Company in August 1995. He was elected Secretary of the Company in December 1995 and elected Treasurer of the Company in May 1996. Previously, he served as Controller of the Company since November 1994. Prior to joining the Company, he was a consultant to American Airlines in Fort Worth, TX. From 1991 to 1994, he served as Vice President of Finance and Controller for Business Express Corporation in Westport, CT. He joined Business Express in 1990 as Controller. From 1987 to 1990, he held the positions of Corporate Controller and Director of Corporate Planning and Accounting with Waldenbooks in Stamford, CT. He began his career as a certified public accountant with Price Waterhouse. Mr. Hahn resigned from all positions with the Company effective April 10, 1998. The Company has retained the services of Morris Anderson & Associates to provide financial management services on an interim basis until a successor to Mr. Hahn is appointed.

       Gerald C. Walsh was appointed Senior Vice President, Sales and Operations of the Company in May 1996. Prior to joining the Company, he was Eastern Regional Manager, National Accounts at Executone Information Systems, Inc. From 1993 to 1995, Mr. Walsh served as Chief Operating Officer for Glasgal Communications, Inc., in Northvale, New Jersey. From 1987 to 1992, he was Senior Vice President and General Manager for Contel IPC.

       Luke P. La Valle, Jr. has served as a Director of the Company since June 1992. Since 1980, Mr. La Valle has been President and Chief Investment Officer of American Capital Management, Inc., a New York City based investment management firm for individuals, trusts, pension and profit sharing accounts. Prior to forming American Capital Management, Inc., Mr. La Valle worked for United States Trust Company of New York for 13 years specializing in small company investing in the Pension and Institutional Investment Division.

       Thomas H. Lenagh has served as a Director of the Company since June 1993. Mr. Lenagh has served as an independent financial consultant for the last six years. He was formerly Chairman and Chief Executive Officer of Greiner Engineering from 1984 to 1986. Prior to that he was Financial Vice President of Aspen Institute until 1984. Previously, he was Treasurer and Portfolio Manager of the Ford Foundation. Mr. Lenagh is a retired Captain of the United States Naval Reserve. Mr. Lenagh is also a Director of CML, Inc., Gintel Funds, Adams Express, Clemente Growth Fund, ICN Pharmaceuticals, Inc., ASD Group, Inc. and Franklin Covey.

       Brian S. North has served as a Director of the Company since September 1988. Mr. North is an attorney with the law firm of Buchanan Ingersoll Professional Corporation in Philadelphia. From 1995 to 1997 he practiced law with White and Williams. From 1987 to 1994, he was a member of the law firm of Elliott, Reihner, Siedzikowski, North & Egan, P.C. and predecessor law firms. From 1980 to 1987, he was Senior Corporate Counsel of Sun Company, Inc.

       Joseph M. O'Donnell has served as a Director of the Company since June 1991. Since July 1994, Mr. O'Donnell has been the Chief Executive Officer and a Director of Artesyn Technologies (formerly Computer Products, Inc.), a publicly held multinational manufacturer in Boca Raton, Florida. From 1993 to 1994, he was Chief Executive Officer for Savin Corporation, after one year of being an independent business consultant. From 1990 to 1992 he served as President and Chief Executive Officer of GO/DAN Industries Inc., a Connecticut-based manufacturer of automobile parts sold primarily in the aftermarket. He is also a Director of Cincinnati Microwave, Inc., a publicly held company, and Boca Research.

       A. Eugene Sapp, Jr. has served as a Director of the Company since August 1994. Mr. Sapp, employed by SCI Systems since 1962, has been its President,
Chief Operating Officer and Director since 1981. Mr. Sapp also serves as a Director of Artesyn Technologies (formerly Computer Productis, Inc.) of Boca Raton, Florida.

       J. Stephen Vanderwoude has served as Director of the Company since May 1994. Mr. Vanderwoude is currently Chairman and Chief Executive Officer of Madison River Telephone Company LLC. He was President, Chief Executive Officer and Director for Video Lottery Technologies in Atlanta, Georgia from 1994 to 1995. Prior to that, he was the President and Chief Operating Officer of Sprint Corporation's Local Telecommunication Division until September 1993. Prior to the merger of Sprint and Centel corporations in March 1993, Mr. Vanderwoude was President and a Director of Centel Corporation from 1988 and held various executive and management positions with Centel since joining that company in 1971. Mr. Vanderwoude is also a Director of First Midwest, a bank holding company.

         The Board of Directors of the Company has an Executive Compensation Committee, a Stock Option Committee and an Audit Committee. The Executive Compensation Committee's principal functions are to recommend to the Board of Directors the compensation arrangements for the executive officers of the Company. The Stock Option Committee exercises the responsibilities of the Board in granting options under and administering the Company's 1982 Incentive Stock Option Plan and its 1984 Stock Option Plan. The Audit Committee's principal functions are to review with internal financial staff and the Company's independent auditors the Company's reporting process and internal controls and to recommend the selection, retention or termination of the independent auditors. During the 1997 fiscal year, the Audit Committee held 2 formal meetings with the independent auditors present and an additional 5 informal meetings preceding the regular board meetings, and the Executive Compensation Committee and the Stock Option Committee did not hold formal meetings separate from Board meetings. The Stock Option Committee acted by unanimous written consent on 2 occasions. The Board of Directors has no other standing committees.

       The Board of Directors of the Company held 6 meetings during the fiscal year ended October 31, 1997. Each incumbent director attended over 83 percent of the meetings of the board.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information for each of the fiscal years ended October 31, 1997, 1996 and 1995 concerning the compensation of the Company's chief executive officer and each of its other executive officers whose salary and bonus for fiscal 1997 exceeded $100,000:

                                                                                             Long-Term
                                                        Annual Compensation                Compensation (1)
                                                        -------------------                ----------------
                                                                                              Securities
Name/                                                                    Other Annual     Underlying Options         All Other
Principal Position                 Year       Salary        Bonus         Compensation             (#)             Compensation (2)
------------------                 ----       ------        -----         ------------             --              --------------
Thomas E. Feil, (3)                1997      $200,000      $               $                         -                $ 1,627
Chairman, Chief Executive          1996       200,000         -                  -                   -                  2,000
Officer and Director               1995       199,000         -                  -                   -                  1,528

Thomas Hughes, (4)                 1997       154,000         -                  -                30,000                1,570
Chief Operating Officer            1996       150,000       2,000                -                90,000                1,500
                                   1995       103,616                            -                16,000                1,036
                                                              -
Mark R. Hahn,                      1997       109,000         -                  -                20,000                1,100
Vice President -                   1996       105,000       2,000                -                60,000                1,050
Chief Financial Officer            1995        85,077         -                  -                17,000                  285

Gerald C. Walsh                    1997       l26,000         -                  -                50,000                    -
Senior Vice President              1996        63,000         -                  -                10,000                    -
Sales and Operations               1995             -         -                  -                     -                    -

-------------------
(1) Other than the Company's 401(k) Plan and its stock option and stock purchase plans, the Company does not have any long-term incentive plans and does not grant restricted stock awards.
(2) Includes amounts contributed by the Company under the Company's 401(k) Plan during the fiscal year and any additional discretionary annual contributions related to the prior fiscal year.
(3) During the first quarter of 1998, Mr. Feil waived substantially all of the compensation accrued to him during that quarter.
(4) Mr. Hughes entered into an agreement with the Company in January 1998 whereby he is entitled to receive approximately one year's compensation should there be a change of control of the Company within one year from the date of the agreement.

Stock Options

The following tables summarize options grants during the fiscal year ended October 31, 1997 to each of the Executive Officers named in the Summary Compensation Table and the value of the options held by such persons at the end of such fiscal year. None of those Executive Officers exercised any stock options during the fiscal year ended October 31, 1997. The Company does not maintain any pension plans or any supplementary pension award plans.

Option Grants in Fiscal 1997

                                                                              Potential Realizable Value
                                                                             at Assumed Annual Rates of
                                                                              Stock Price Appreciation
                                    Individual Grants                             for Option Term
                   -------------------------------------------------------------------------------------
                    Number of       Percentage of
                   Securities      Total Options
                   Underlying        Granted to        Exercise
                     Options        Employees in        Price       Expiration
  Name               Granted         Fiscal Year      (per share)      Date          5%           10%
  ----               -------         -----------      -----------      ----          --           ---
Thomas Hughes         30,000              17%           $1.44          2007        $42,317       $92,971
Mark R. Hahn          20,000              11%            1.44          2007         28,211        61,981
Gerald C. Walsh       10,000               6%            1.44          2007         14,106        30,990


Aggregate Option Exercises in Fiscal 1997 and Fiscal Year-end Option Value


                                                         Number of Securities          Value of Unexercised In-the-
                                                    Underlying Unexercised Options           Money Options at
                                                               at FY-End                          FY-End
                                                    -------------------------------- ---------------------------------
                           Shares
                         Acquired on      Value
Name                      Exercise      Realized     Exercisable    Unexercisable     Exercisable     Unexercisable
----                      --------      --------     -----------    -------------     -----------     -------------
Thomas E. Feil               -           $   -           25,000               -        $      -           $   -
Thomas Hughes                -               -           72,233          73,334           9,375               -
Mark R. Hahn                 -               -           44,334          52,666           6,250               -
Gerald C. Walsh              -               -           25,000          35,000           3,125               -

On March 23, 1998 the Company offered to active employees, including the named Executive Officers, the right to surrender existing options in exchange for new options, exercisable at an exercise price of $.50 per share. Subsequent to the initial grant of these options, the price of the Company's Common Stock become lower than the exercise price. As a result, these options were not serving the primary purpose of motivating and rewarding the employees of the company.

Compensation of Directors

         Each outside director is entitled to receive an annual director's fee of $7,500 plus $500 for each board meeting attended (up to a limit of six meetings per year), plus deferred cash compensation payable upon termination of service as a director in an amount equal to $2,000 for each year of service as a director. Pursuant to the Company's Stock Compensation Plan for Non-Employee Directors, each outside director may elect to have all or a portion of his compensation paid by the Company by means of the issuance of the Company's Common Stock in lieu of cash. Additionally, each director is entitled to reimbursement for out-of-pocket travel expenses incurred to attend a board meeting and may receive reasonable compensation for chairing any committee of the board. Outside directors also receive, upon election or re-election as a director, a grant of stock options under the Company's 1984 Stock Option Plan covering 2,000 shares of the Company's Common Stock, at an exercise price equal to the fair market value on the date of grant.



                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

Executive Compensation Policies

         Executive compensation is set by the Executive Compensation Committee, which approves cash compensation, and the Stock Option Committee, which determines stock option grants. The Company's executive compensation program is designed to provide compensation that is competitive with that offered by other companies against which the Company competes for executive resources. The objectives of the program are (1) to attract and retain superior talent and (2) to reward executives for successful strategic management and for increases in shareholder value.

         Cash compensation is targeted relative to companies of similar size and in similar businesses. In setting compensation levels, the Executive Compensation Committee reviews competitive data compiled by an independent compensation consulting firm. In addition to competitive factors, cash compensation is based on the Executive Compensation Committee's evaluation of each executive's performance as measured against individual, business group and company-wide goals. Target annual incentive bonuses are set at the beginning of the year and are conditioned on the achievement of a threshold level of operating profit. If the threshold is reached, the amount of each bonus relative to the target may vary based on individual performance.

         Long-term compensation consists of stock options. Options are granted in order to align more closely the interests of executives and shareholders by creating the opportunity for executives to develop a significant equity interest in the Company and because the potential value of the option is tied directly to increases in the fair market value of the Company's common stock during the term of the option. Mr. Feil, the Company's Chairman and largest stockholder, is a member of the Stock Option Committee and is not eligible to receive stock options.

1997 Compensation

         The Company's operating results, including operating results for prior periods, influenced decisions regarding executive compensation during fiscal year 1997. Increased levels of competition and a maturing market for the Company's principal products have exerted substantial pressure on the Company's operating results. Decisions regarding executive compensation during fiscal year 1997 were based upon individual and Company performance and the need to provide incentives to improve the Company's financial performance and increase shareholder value. These factors were equally applicable to CEO compensation during fiscal year 1997.


                           The Executive Compensation Committee:

                                    Luke P. La Valle, Jr.
                                    Joseph M. O'Donnell
                                    J. Stephen Vanderwoude

                           The Stock Option Committee:

                                    Thomas E. Feil
                                    Brian S. North
                                    A. Eugene Sapp, Jr.

Compensation Committee Interlocks and Insider Participation

        Messrs. La Valle, O'Donnell and Vanderwoude comprise the Executive Compensation Committee. Messrs. Feil, North and Sapp comprise the Stock Option Committee. Messrs. La Valle, Lenagh and Vanderwoude comprise the Audit
Committee. Mr. Feil is an officer and employee of the Company, but is not eligible to receive stock options while serving on the Stock Option Committee.

         The following graph sets forth total shareowner return (stock price plus dividends, assuming dividend reinvestment) on a $100 investment in each of the following: (i) the Company's Common Stock, (ii) U.S. NASDAQ Stock Market Index and (iii) the NASDAQ Telecommunications Index, for the five-year period commencing on November 1, 1992 and ended October 31, 1997.






                                PERFORMANCE GRAPH


                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]




                                  V BAND CORP.
                             STOCK PERFORMANCE DATA


                                  1992      1993   1994    1995   1996   1997
                                  ----      ----   ----    ----   ----   ----

NASDAQ INDEX                       100       129    130     174    206    271
NASDAQ TELECOMMUNICATION INDEX     100       200    168     181    198    289
V BAND CORPORATION                 100       125    109      58     52     42

 1. ELECTION OF A BOARD OF DIRECTORS

         Six directors are to be elected at the meeting for a term of office which will expire upon the 1999 Annual Meeting of Shareholders, or at such later date as each director's successor is elected and shall qualify. All current members of the Board, with the exception of Joseph M. O'Donnell, are nominees for election. Information regarding the nominees is set forth under "Directors and Executive Officers" above. The term of office of all present directors will expire on May 11, 1998, or at such later date as each director's successor is elected and shall qualify.

         The Board of Directors will consider shareholders' recommendations for Board of Directors nominations for the 1999 Annual Meeting of Shareholders if made in writing. The proposed nominee's written consent and sufficient background information on the candidate must be included to enable the Board of Directors to make proper judgments as to his or her qualifications. Recommendations should be addressed to the Chief Executive Officer at the Company's headquarters and received no later than January 15, 1999.

         It is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the persons nominated as directors unless instructed to the contrary. The affirmative vote of those shareholders of record holding a plurality of the issued and outstanding shares of Common Stock present in person or represented by proxy and voting at the meeting (excluding abstentions and broker non-votes, which are not deemed present and voting for this purpose) is required to elect the persons nominated.

        The Board recommends that shareholders vote FOR the nominees for director.


2. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

                  The Company's Board of Directors has unanimously approved and determined to submit to the shareholders of the Company an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split"). A copy of the proposed Amendment is attached hereto as Exhibit A. A copy of the resolutions adopted by the Board of Directors are attached hereto as Exhibit B. The statements made in this Proxy Statement regarding the Amendment and the Reverse Stock Split should be read in conjunction with and are qualified in their entirety by reference to Exhibits A and B.

                  The Reverse Stock Split will be effected in accordance with a formula based upon the trading price of the Company's Common Stock during the ten (10) days prior to the filing of the Amendment. Under this formula, the Reverse Stock Split will be effected pursuant to a conversion rate equal to the lower of (i) six (6) shares of the Company's presently outstanding Common Stock being converted into one (1) new share of the Company's Common Stock; or (ii) that the number of shares obtained by dividing $1.50 by the average of the low bid prices of the Company's Common Stock during the ten (10) trading days prior to the filing of the Amendment. See Exhibit B. In the event that the ratio results in a fractional number, it will be rounded to the next closest whole number; provided, however, if the fraction is .5 it shall be rounded up to the closest whole number. For example, if the average of the low bid prices of the Company's Common Stock during the ten (10) trading days prior to the filing of the Amendment was $.75 per share, the Reverse Stock Split would result in each two (2) shares of the Company's presently outstanding Common Stock being converted into one (1) new share of the Company's Common Stock (the "New Common Stock"). By way of further example, if the average of the low bid prices of the Company's Common Stock during the ten (10) trading days prior to the filing of the Amendment was $.60 per share, the Reverse Stock Split would result in each three (3) shares of the Company's presently outstanding Common Stock being converted into one (1) share of New Common Stock.

                  The Company is currently authorized to issue 20,000,000 shares of Common Stock, of which 5,426,591 were outstanding on the Record Date. If the Reverse Stock Split is effected, the number of authorized shares shall remain the same, but the number of outstanding shares shall be proportionately decreased based on the average of the low bid prices of the Company's Common Stock during the ten (10) trading days prior to the filing of the Amendment. For example, if the Reverse Stock Split results in each two (2) shares of the Company's presently outstanding shares of Common Stock being converted into one
(1) share of New Common Stock, the number of outstanding shares would be decreased to approximately 2,713,295. The rights and preferences of the Common Stock would not be affected by the Reverse Stock Split.

                  Each stockholder's percentage ownership of the Company and the number of Company stockholders should not materially change as a result of the Reverse Stock Split. The par value per share of Common Stock will remain at $0.01 following the Reverse Stock Split; as a consequence, the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be increased.

Nasdaq $1.00 Minimum Bid Requirement

                  The Company has received notice from The Nasdaq Stock Market, Inc. ("Nasdaq") that its Common Stock is not in compliance with the minimum bid and value of public float requirements for continued listing on the Nasdaq National Market System. The Company does not believe that it will be able to satisfy the requirements for continued listing on Nasdaq's National Market System. However, the Board of Directors is recommending the Reverse Stock Split to allow the Company's Common Stock to comply with the maintenance requirements for listing on Nasdaq's SmallCap Market, as well as to improve the liquidity of the Company's Common Stock. One of the maintenance standards of the SmallCap Market is the requirement that the Company's Common Stock have a minimum bid price of $1.00 per share (the "$1.00 Minimum Bid").

                  In the event that the Company's Common Stock does not satisfy the $1.00 Minimum Bid, it will be subject to delisting from Nasdaq's National
Market System and will not be eligible for listing on the Nasdaq's SmallCap Market.

                  The Board of Directors believes that a delisting from Nasdaq could, among other things, decrease the liquidity of the outstanding shares of Common Stock and consequently, reduce the trading price and increase the transaction costs of trading such shares. The Board of Directors believes that if the Reverse Stock Split is approved, the bid price will likely increase over the $1.00 Minimum Bid which should permit the Company to have its Common Stock listed on the SmallCap Market.

Potential Effects Of The Reverse Stock Split

                  If this proposal is approved by the Company's stockholders, one new share of New Common Stock will be issued for a multiple number of presently outstanding shares of Common Stock based upon the conversion rate calculated using the formula described above.

                  Although the Reverse Stock Split will not, by itself, impact the Company's assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of the Company's equity capital. The Board of Directors believes that this risk is outweighed by the benefit of compliance with the SmallCap Market maintenance requirements. There can, however, be no assurance that approval of the Reverse Stock Split will succeed in raising the bid price of the Company's Common Stock above $1.00, that such price, if achieved, would be maintained, or if maintained that the Company's Common Stock would not be delisted by Nasdaq for other reasons.

Increase Of Shares Available For Future Issuance

                  The increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares") could be used for any proper corporate purpose approved by the Board of Directors of the Company. The Increased Available Shares will provide the Board with additional flexibility to issue shares in connection with future financing transactions.

                  Since the Reverse Stock Split will result in the Increased Available Shares, it may be construed as having an anti-takeover effect. Although neither the Board of Directors nor the management of the Company views this proposal as an anti-takeover measure, the Company could use the Increased Available Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid or issue shares to a holder which would, thereafter, have sufficient voting power to assure that any proposal to amend or repeal the Bylaws or certain provisions of the Restated Certificate of Incorporation would not receive the requisite vote.

Outstanding Shares Of Common Stock

                  As of April 9, 1998, there were outstanding 5,426,591 shares of Common Stock. The Company may be required to issue additional shares of Common Stock pursuant to the stock option plans referred to in this Proxy Statement.

Amendment To The Restated Certificate Of Incorporation And Notification Of Stockholders

                  The Amendment, in substantially the form of Exhibit A to this Proxy Statement, has been adopted by unanimous resolution of the Board of Directors, subject to approval by the Company's shareholders. Upon filing of appropriate documents to effect the Reverse Stock Split, including the amendment to the Company's Restated Certificate of Incorporation, the Board will notify the shareholders that the Reverse Stock Split has been effected. The Company reserves the right not to file the documents to effect the Reverse Stock Split after the Amendment has been approved by the Company's shareholders if the Company determines that the Amendment would not enable the Company to have its shares listed on the Nasdaq SmallCap Market or if the Company otherwise determines that the Reverse Stock Split is not in the best interest of the Company.

Exchange Of Stock Certificates

                  If the Amendment is approved by the Company's shareholders, the Board of Directors will determine the Reverse Stock Split ratio based upon the formula described above and the Company will file the Amendment to its Restated Certificate of Incorporation with the Department of State of New York. The Reverse Stock Split will become effective on the date of such filing of the Amendment (the "Effective Date") and the stockholders will be notified on or after the Effective Date that the Reverse Stock Split has been effected. The Company's transfer agent will act as the Company's exchange agent (the "Exchange Agent") for holders of Common Stock to exchange their certificates representing shares of the Company's Common Stock.

                  As soon as practicable after the Effective Date, shareholders will be notified and requested to surrender their certificates. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock. To the extent a shareholder holds a number of shares not evenly divisible by the ratio used with respect to the Reverse Stock Split, the Company shall pay such shareholder in cash the fair market value of such fractional share interest based upon the average of the low bid prices of the Company's Common Stock during the ten (10) days prior to the Effective Date of the Amendment.

Fractional Shares

                  No fractional shares will be issued. Any fractional shares remaining after aggregating all fractional shares held by a shareholder will be paid out in cash at the fair market value of such fractional share interest. For example, if a stockholder held 21 shares of Common Stock prior to the Reverse Stock Split and each two (2) shares of presently outstanding Common Stock are converted into one (1) share of New Common Stock, after the Effective Date such stockholder will hold 10 shares of New Common Stock and, assuming the average of the low bid prices of the Company's Common Stock during the ten (10) days trading prior to the date of the Meeting is $.75, be paid $0.38.

Federal Income Tax Consequences

                  The following  description of federal income tax  consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss the federal income tax consequences which may apply to non-resident aliens, broker-dealers, stockholders who receive Common Stock in compensatory transactions or insurance companies. This discussion does not address any foreign, state or local tax consequences that may be relevant to the Company's stockholders. Accordingly, stockholders are urged to consult their own tax advisors to determine the particular consequences to them of the Reverse Stock Split.

                  The exchange of shares of Common Stock for shares of New Common Stock will not result in recognition of gain or loss, except to the extent cash is paid with respect to fractional shares. The holding period of the shares of New Common Stock will include the stockholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.

No Dissenter's Rights

                  Under  New  York  law,   stockholders   are  not  entitled  to
dissenter's rights of appraisal with respect to the proposed vote required for approval.

Vote Required For Approval

                  Under New York law, approval of the Reverse Stock Split requires the affirmative vote of at least a majority of the outstanding shares of Common Stock. An abstention or failure to vote on this proposal is not an affirmative vote and, therefore, will have the same effect as a negative vote on this proposal at the Meeting.

                  The Board recommends a vote FOR the Amendment to the Restated Certificate of Inc9orporation to effect the Reverse Stock Split


3. APPROVAL OF THE RETENTION OF INDEPENDENT AUDITORS

                  The Board of Directors has approved the retention of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Meeting. In addition, the Board of Directors in its discretion may direct the appointment of a new independent accounting firm at any time during the year if th9e Board believes that such change is in the best interests of the Company and its shareholders. Deloitte & Touche LLP served as the Company's independent public auditors for the 1997 fiscal year.

                  It is anticipated that representatives of Deloitte & Touche LLP will be present at the 9Meeting and will have an opportunity to make a statement if they desire to do so, and to respond to any appropriate inquiries from shareholders.

                  The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present and voting at the meeting (excluding abstentions and broker non-votes, which are not deemed present and voting for this purpose) is necessary for the adoption of the proposal. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider the appointment.

                  The Board recommends that shareholders vote FOR approval of the retention of Deloitte & Touche LLP.

4.  OTHER BUSINESS

         The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                    DATE OF RECEIPT OF SHAREHOLDER PROPOSALS
                   FOR PRESENTATION AT THE 1999 ANNUAL MEETING


         Any proposal that a shareholder wishes to present for consideration at the 1999 Annual Meeting must be received by the Company at its principal executive offices no later than December 18, 1998, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

         You are urged to promptly vote, sign, date and return the enclosed proxy in the postage-paid envelope provided whether or not you currently plan to attend the Meeting in person.


                                              By Order of the Board of Directors

                                                               /s/Thomas E. Feil
                                                               -----------------
                                                                  Thomas E. Feil

Dated: April 16, 1998

                          EXHIBIT A TO PROXY STATEMENT

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               V BAND CORPORATION

                            Under Section 805 of the
                            Business Corporation Law

                  The undersigned, being the Chairman of the Board of Directors and Secretary of V BAND CORPORATION, a New York corporation (the "Corporation") hereby certify

                  1.  The name of the Corporation is V BAND CORPORATION.

                  2. The Corporation's Certificate of Incorporation was filed by the Department of State on November 16, 1977.

                  3. The Certificate of Incorporation, as previously amended and restated, is further amended to add the following paragraph to paragraph "FOURTH":

                  "All of the shares of Common Stock of the Corporation issued and outstanding, or held as treasury shares, immediately prior to the time this Amendment becomes effective shall be and are by this means automatically reclassified and changed (without further act) into fully paid and nonassessable shares of Common Stock, the number of the which shall equal the number of shares obtained by dividing (1) the total number of shares of Common Stock issued and outstanding, or held as treasury shares, immediately prior to the time this Amendment becomes effective by (2) _________i. The shares of Common Stock returned to the Corporation as a result of the reclassification and change shall be returned to available capital. This amendment shall become effective without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, and shall constitute a
                  ____________i for one reverse stock split, provided no fractional shares of less than one share shall be issued. The holders of fractional share interests of less than one share shall be paid in cash by the Corporation the value of their fractional share based upon the average of the low bid price of the Corporation's Common Stock during the ten (10) trading days prior to the effective date of this Amendment."

                  4. The foregoing amendments to the Certificate of Incorporation were authorized by vote of the Board of Directors and by vote of the holders of a majority of all outstanding shares entitled to vote thereon in accordance with Section 803 of the Business Corporation Law.



------------------
i The number shall be calculated in accordance with the resolutions adopted by the Board of Directors of the Company which are included herein as Exhibit B and explained in the accompanying Proxy Statement. See "2. AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT"

                  IN WITNESS WHEREOF, the undersigned have subscribed to and affirm as true the statements made herein under penalties of perjury this ___ day of May, 1998.



                                              --------------------------------
                                              Chairman of the Board of Directors



                                              --------------------------------
                                              Secretary

                          EXHIBIT B TO PROXY STATEMENT

                    RESOLUTIONS ADOPTED BY BOARD OF DIRECTORS
                 AT MEETINGS HELD ON MARCH 17, AND APRIL 8, 1998

                  RESOLVED, that the officers of the Corporation are, and each of them is, hereby authorized to take such action as any of them determines necessary or desirable to effectuate the listing of the Corporation's Common Stock on Nasdaq's SmallCap Market and to provide such certifications evidencing this Board's authorization of such action as may be required by Nasdaq and the text of any resolutions required by Nasdaq are hereby adopted in haec verba; and it is further


                  RESOLVED,   that  paragraph   "FOURTH"  of  the  Corporation's
Restated Certificate of Incorporation be amended to add the following Section:

                  "All of the shares of Common Stock of the Corporation issued and outstanding, or held as treasury shares, immediately prior to the time this Amendment becomes effective shall be and are by this means automatically reclassified and changed (without further act) into fully paid and nonassessable shares of Common Stock, the number of the which shall equal the number of shares obtained by dividing (1) the total number of shares of Common Stock issued and outstanding, or held as treasury shares, immediately prior to the time this Amendment becomes effective by (2) [the Reverse Stock Split Factor]. The shares of Common Stock returned to the Corporation as a result of the reclassification and change shall be returned to available capital. This amendment shall become effective without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, and shall constitute a [the Reverse Stock Split Factor] for one reverse stock split, provided no fractional shares of less than one share shall be issued. The holders of fractional share interests of less than one share shall be paid in cash by the Corporation the value of their fractional share based upon the average of the low bid price of the Corporation's Common Stock during the ten
                  (10) trading days prior to the effective date of this Amendment."

; and it is further

                  RESOLVED, that the Corporation shall calculate the Reverse Stock Split Factor to be inserted in the foregoing amendment to the Corporation's Certificate of Incorporation and shall insert such number in the amendment in lieu of the words "Reverse Stock Split Factor" The Reverse Stock Split Factor shall be the lower of (i) six (6) shares of the Corporation's presently outstanding Common Stock being converted into one (1) new share of Common Stock; or (ii) that number of shares obtained by dividing (1)$1.50 by (2) the average of the low bid prices of the Common Stock (as reported on the Nasdaq National Market System, the Nasdaq SmallCap Market or, in the absence of trading on the National Market System or Nasdaq SmallCap Market, the closing bid prices for trading in the over-the-counter market) during the ten (10) trading days prior to the filing of the amendment to the Corporation's filing of the amendment to the Corporation's Certificate of Incorporation giving effect to this paragraph; provided, that if such calculation results in a fractional number as the Reverse Stock Split Factor, the Reverse Stock Split Factor shall be rounded to the next closest number; and it is further

                  RESOLVED, that the foregoing amendment to the Corporation's Certificate of Amendment be submitted for approval by the Corporation's shareholders at the 1998 Annual Meeting of Shareholders; and it is further

                  RESOLVED, that the officers of the Corporation are, and each of them is, hereby authorized to take such action as may be necessary or desirable to give effect to the actions authorized by the foregoing resolutions, including the execution and delivery of agreements and instruments on behalf of the Corporation.

                                 REVOCABLE PROXY
                                VBAND CORPORATION

        [ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE


                       1998 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Thomas E. Feil and Tom Hughes, and each of them, with power of substitution, as proxies, to appear and vote, as designated below, all of the shares of the Common Stock, $.01 par value per share, of V Band Corporation (the "Company"), held of record by the undersigned on April 9, 1998, at the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 11, 1998, and any adjournments thereof.

1. Election of Directors:

   Thomas E. Feil, Luke P. La Valle, Jr., Thomas H. Lenagh,
    Brian S. North, A. Eugene Sapp, Jr., J. Stephen Vanderwoude


     [   ] FOR           [   ] WITHHOLD             [   ] FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any nominee(s), mark "For All Except" and write that nominee's name on the line below

--------------------------------------------------------------------------------

2. Approval of Amendment to the Restated Certificate of Incorporation to Effect the Reverse Stock Split:


     [   ] FOR           [   ] AGAINST          [   ] ABSTAIN


3. Approve the retention of Deloitte & Touche LLP as independent auditors for the Company for the 1998 fiscal year:


     [   ] FOR           [   ] AGAINST          [   ] ABSTAIN

4. Other Matters:
   In their discretion the proxies are authorized to vote upon such other business as may legally come before the meeting, although management of the Company was not aware on April 16, 1998 of any other business to be considered; and provided that in no event shall such discretionary authority extend to my vote for the election of any person to any office for which a nominee is not named in the accompanying proxy statement.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee listed in proposal 1, FOR proposal 2, FOR proposal 3 and at the discretion of the proxies as to other matters.

          Please be sure to sign and date this Proxy in the box below.

                 _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above



    Detach above card, sign, date and mail in postage paid envelope provided.

                               V BAND CORPORATION
                                 565 Taxter Road
                            Elmsford, New York 10523

                               PLEASE ACT PROMPTLY
                  MARK, SIGN, DATE & MAIL YOUR PROXY CARD TODAY

WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.